Back to Form 10-Q
Exhibit 10.3

WELLCARE HEALTH PLANS, INC.
2004 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION AGREEMENT
FOR
CHARLES G. BERG

Agreement

WHEREAS, on January 25, 2008, WellCare Health Plans, Inc. (the “Company”) granted to Charles G. Berg (the “Optionee”), an option (the “Option”) to purchase up to 300,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), at an exercise price per share equal to $43.12, as evidenced by that certain Non-Qualified Stock Option Agreement dated as of January 25, 2008 between the Company and the Optionee, as amended and restated on February 16, 2009 (the “Prior Non-Qualified Stock Option Agreement”);

WHEREAS, on the date hereof, the Company, Optionee and Comprehensive Health Management, Inc. are entering into an amended and restated employment agreement (the “Employment Agreement”) pursuant to which Optionee’s term of employment has been extended and the Company has agreed to amend and restate the terms of the Prior Non-Qualified Stock Option Agreement to (i) amend the exercise price of the Option to be equal to the closing price per share on the date of the amendment and restatement of the Option, (ii) reduce the term of the Option to December 31, 2015, and (iii) extend the vesting period of the Option, each as set forth herein;

WHEREAS, the Optionee and the Company now desire to amend and restate the Prior Non-Qualified Stock Option Agreement by entering into this Amended and Restated Non-Qualified Stock Option Agreement (this “Agreement”) in order to reflect the terms and conditions of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

1.             Grant of Option.  The Company granted, as of January 25, 2008, to the Optionee an Option to purchase up to 300,000 Shares.  The Option was amended and restated as set forth herein on August 10, 2009.  The exercise price per share of such Option shall be $23.88 (the “Option Price”).  The Option shall be subject to the terms and conditions set forth herein.  The Option was issued pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”), which is incorporated herein for all purposes.  The Option is a Non-Qualified Stock Option, and not an Incentive Stock Option.  The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.  However, in the event of any conflict between the provisions in this Agreement and the Plan, the provisions of this Agreement shall govern.

2.             Definitions.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3.             Exercise Schedule.  Except as otherwise provided in Sections 6 and 7 of this Agreement, the Option will become vested and exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become vested with respect to a percentage of Shares as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The Option shall vest and become exercisable with respect to 150,000 Shares on April 1, 2010 and with respect to the remaining 150,000 Shares on December 31, 2010 (each, a “Vesting Date”), provided (except as otherwise set forth below) that the Optionee’s employment or service with the Company and its Subsidiaries continues through and on the applicable Vesting Date.

Notwithstanding anything contained herein to the contrary, once the Option has vested and become exercisable with respect to 100% of the Shares, then the Option shall be fully vested and exercisable and the provisions of the preceding sentence shall cease to apply.

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Except as otherwise set forth below, upon the termination of the Optionee’s employment or service with the Company and its Subsidiaries, any unvested portion of the Option shall terminate and be null and void.

4.             Method of Exercise.  The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (which number must be a whole number), and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan.  Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company.  The written notice shall be accompanied by payment of the Option Price.  This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Option Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements.  No Shares will be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.             Method of Payment.    Payment of the Option Price shall be by any of the following, or a combination thereof, at the election of the Optionee:  (a) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (b) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the Options’ exercise, (c) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (d) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the Option which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the Option Price payable with respect to the portion of the Option being exercised or (e) by any combination of the foregoing.

            In the event the Optionee elects to pay the Option Price pursuant to clause (b) above, only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment and the Common Stock must be delivered to the Company.  Delivery for this purpose may, at the election of the Optionee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the Option Price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the Optionee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the Optionee to a brokerage account specified by the Company.  When payment of the Option Price is made by delivery of Common Stock, the difference, if any, between the Option Price payable with respect to the portion of the Option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash.  The Optionee may not tender shares of Common Stock having a Fair Market Value exceeding the Option Price payable with respect to the portion of the Option being exercised (plus any applicable taxes).

           In the event the Optionee elects to pay the Option Price pursuant to clause (d) above, only a whole number of Share(s) (and not fractional Shares) may be withheld in payment.  When payment of the Option Price is made by withholding of Shares, the difference, if any, between the Option Price payable with respect to the portion of the Option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash.  The Optionee may not authorize the withholding of Shares having a Fair Market Value exceeding the Option Price payable with respect to the portion of the Option being exercised (plus any applicable taxes).  Any withheld Shares shall no longer be issuable under the Option.

6.             Termination of Optionee’s Service.

(a)           Death or Disability.  If the Optionee ceases to be an officer or employee of, or to perform other services for, the Company or any Subsidiary due to the Optionee’s death or Disability, the Option shall become fully vested and exercisable on the date of such cessation and shall remain exercisable until the expiration date provided in Section 7(a) below.

(b)           Termination Without Cause or for Good Reason.  If the Optionee’s employment by, or other performance of services for, the Company or any Subsidiary is terminated by the Company or any Subsidiary without Cause or by the Optionee for Good Reason, the Option shall become fully vested and exercisable on the date of such cessation and shall remain exercisable until the expiration date provided in Section 7(a) below.

(c)           Termination for Cause.  If the Optionee’s employment by, or other performance of services for, the Company or any Subsidiary is terminated by the Company or any Subsidiary for Cause, the Option shall expire and be forfeited immediately upon such termination, whether or not then exercisable.

(d)           Other Termination of Service.  In the event the Optionee terminates his employment with, or other performance of services for,  the Company or any Subsidiary without Good Reason prior to December 31, 2010, then all unvested options shall be forfeited immediately upon such termination of employment or service and the Optionee shall be entitled to exercise all vested options for 90 days following such termination of employment or service.  In the event the Optionee’s employment with, or other performance of services for, the Company or any Subsidiary terminates for any reason (other than by the Company or any Subsidiary for Cause) on or after December 31, 2010, the Option shall remain exercisable until the expiration date provided in Section 7(a) below.

(e)           Change in Control.  Notwithstanding the foregoing, if there is a Change in Control of the Company, then the Option shall be immediately fully exercisable and shall remain so until the expiration date provided in Section 7(a) below.

                (f)           Extension of Post-Termination of Service Exercise Period.  The period during which the Option can be exercised after a termination of service subject to Sections 6(a), (b), (d) or (e) above will be extended for any period during which the Optionee cannot exercise the Option because such an exercise would violate an applicable Federal, state, local, or foreign law, until 30 days after the exercise of the Option first would no longer violate an applicable Federal, state, local, and foreign laws.

(g)           Certain Defined Terms.  For purposes of this Agreement, the terms “Cause”, “Good Reason,” and “Disability” shall have the meanings set forth in the Employment Agreement and the determination of whether a termination of employment or service is for Cause, for Good Reason or on account of Disability shall be determined under the Employment Agreement.

7.             Other Termination of Option.

(a)           Expiration of Option.  Notwithstanding anything to the contrary, any unexercised portion of the Option shall automatically and without notice terminate and become null and void on December 31, 2015.

(b)           Cancellation by the Committee.  Except as provided in Section 7(d), in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(c) of the Plan, the Committee may, in its discretion, (i) cancel the Option in consideration for payment to the Optionee of an amount equal to the portion of the consideration that would have  been payable to the Optionee pursuant to such transaction if the Option had been fully exercised immediately prior to such transaction, less the aggregate Option Price that would have been payable therefor, or (ii) if the amount that would have been payable to the Optionee pursuant to such transaction if the Option had been fully exercised immediately prior thereto would be equal to or less than the aggregate Option Price that would have been payable therefor, cancel the Option for no consideration or payment of any kind.  Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

(c)           Corporate Transactions.  Except as provided in Section 7(d), to the extent not previously exercised, the Option shall terminate immediately in the event of the liquidation or dissolution of the Company.

(d)           Notwithstanding anything herein to the contrary, in the event the Company enters into a transaction that could affect the term of the Option, it will use its reasonable best efforts to have the Option assumed so that it will remain outstanding for its full term through December 31, 2015.

8.            Transferability.  Unless otherwise determined by the Committee, the Option is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

9.            No Rights of Stockholders.  Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

10.           No Right to Continued Employment or Service.  Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

11.           Law Governing.  This Agreement shall be governed in accordance with and governed by the internal laws of the State of Delaware.

12.           Interpretation. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. However, if and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, this Agreement shall control. The Optionee accepts the Option subject to all the terms and provisions of the Plan and this Agreement.  Except as otherwise set forth in Section 6(g) above, the undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

13.           Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at:

8735 Henderson Road
Renaissance Two
Tampa, FL 33634

or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

14.           Tax Consequences.  Set forth below is a brief summary as of the date of this Option of some of the federal tax consequences of exercise of this Option and disposition of the Shares.  THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)           The Optionee will not recognize any income on receipt of the Option.

(b)           The Optionee will recognize ordinary income at the time he exercises the Option equal to the amount by which the Fair Market Value of the Shares on the date of exercise exceeds the Option Price paid for the Shares.  The amount so recognized is subject to federal withholding and employment taxes if the Optionee is an employee.

(c)           The Optionee’s tax basis for the Shares received as a result of the exercise of the Option will be equal to the Fair Market Value of those Shares on the date of the exercise.

(d)           Upon the sale of the Shares, the Optionee will recognize a capital gain or loss on the difference between the amount realized from the sale of the Shares and the Fair Market Value on the date of exercise.  The gain or loss would be short- or long-term depending upon whether the Shares were held for at least one year after the date of exercise of the Option.

15.           This Agreement supersedes the Prior Non-Qualified Stock Option Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 10th day of  August, 2009.

COMPANY:

WELLCARE HEALTH PLANS, INC.

By:     /s/ Thomas F. O’Neil III
Name: Thomas F. O’Neil III
Title: Vice Chairman

Optionee acknowledges receipt of a copy of the Plan.  Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option, and fully understands all provisions of the Option.

Dated: 8/10/09	OPTIONEE:

/s/ Charles Berg